August 15, 2005



Mail Stop 4561

VIA U.S. MAIL AND FAX 1-864-239-5824

Ms. Martha Long
Consolidated Capital Institutional Properties II
One Insignia Financial Plaza
P.O. Box 1089
Greenville, S.C.  29602

RE:	Consolidated Capital Institutional Properties 2
Form 10-K for the year ended December 31, 2004
File no. 0-11723

Dear Ms. Long:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


Jorge Bonilla
Senior Staff Accountant